UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________
FORM 8-K
________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 22, 2018
Date of Report (date of earliest event reported)
 _________________________________________________________
salesforce.com, inc.
(Exact name of registrant as specified in its charter)
__________________________________________________________

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Landmark @ One Market, Suite 300
San Francisco, CA 94105
(Address of principal executive offices)
Registrant’s telephone number, including area code: (415) 901-7000
N/A
(Former name or former address, if changed since last report)
 ________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 22, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of salesforce.com, inc. (the “Company”) approved cash bonuses to Mr. Marc Benioff, our principal executive officer, Mr. Mark Hawkins, our principal financial officer, and Messrs. Keith Block, Alexandre Dayon and Parker Harris, each a named executive officer (collectively, the “Named Executive Officers”) for fiscal year 2018 performance pursuant to the Company’s bonus plan. The bonus amounts were based primarily on the achievement of specific corporate performance goals as well as individual performance during the Company’s fiscal year 2018, from February 1, 2017 to January 31, 2018, net of mid-year bonus payouts made on September 29, 2017.
The following table sets forth the bonus amounts to be paid on or about April 13, 2018 to the Company’s Named Executive Officers as approved by the Committee:

Name	Position	Bonus Amount
Marc Benioff (1)	Chairman of the Board and Chief Executive Officer	$2,325,000
Mark Hawkins (2)	President and Chief Financial Officer	562,500
Keith Block (3)	Vice Chairman, President and Chief Operating Officer	862,500
Parker Harris (4)	Co-Founder and Chief Technology Officer	675,000
Alexandre Dayon (5)	President and Chief Strategy Officer	675,000
(1) Mr. Benioff’s mid-year bonus payout on September 29, 2017 was $775,000.
(2) Mr. Hawkins’ mid-year bonus payout on September 29, 2017 was $187,500.
(3) Mr. Block’s mid-year bonus payout on September 29, 2017 was $287,500.
(4) Mr. Harris’ mid-year bonus payout on September 29, 2017 was $225,000.
(5) Mr. Dayon’s mid-year bonus payout on September 29, 2017 was $225,000.
Also, effective March 22, 2018, the Committee approved stock option, restricted stock unit and performance-based restricted stock unit awards to the Named Executive Officers as set forth below. The stock options grant the right to purchase shares of common stock at the fair market value on the grant date. Both the stock option and restricted stock unit grants are subject in each case to the Company’s applicable standard four-year vesting schedule. The performance-based restricted stock units are subject to vesting based on a performance-based condition and a service-based condition, as described in more detail below.

Name	Stock Options	Restricted Stock Units	Performance-Based Restricted Stock Units
Marc Benioff	317,105	N/A	104,127
Mark Hawkins	140,936	16,944	15,427
Keith Block	229,021	27,534	25,068
Parker Harris	176,170	21,180	19,283
Alexandre Dayon	88,085	10,590	9,642
The performance-based restricted stock unit awards granted to the Named Executive Officers provide that, if the officer remains employed through April 15, 2021, his shares will vest in a percentage of the target number of shares shown above, between zero and 200 percent, depending on how the Company’s total shareholder return (“TSR”) ranks over the three-year period from the grant date (the “Performance Period”), relative to the companies in the NASDAQ-100 Index as of the grant date (the “Index Group”). If the Company’s TSR over the Performance Period is at the 60th percentile when ranked against the TSRs of the companies in the Index Group, 100 percent of the target number of shares will be eligible to vest. For every percentile by which the Company’s TSR ranking within the Index Group exceeds the 60th percentile, the number of shares eligible to vest will increase by 222/39 percent of target, up to a maximum payout of 200 percent of target if the Company’s TSR ranking is at the 99th percentile. For every percentile by which the Company’s TSR ranking within the Index Group is below the 60th percentile, the number of shares eligible to vest will decrease by 31/3 percent of target, with no payout if the Company’s TSR ranking is below the 30th percentile. Additionally, if the Company’s absolute TSR over the Performance Period is negative, in no event will the number of shares eligible to vest exceed 100 percent of the target amount, even if the Company’s TSR ranks above the 60th percentile within the Index Group.

Special vesting rules apply in the event of a change of control. Each award provides that if a change of control of the Company occurs during the officer’s employment, his shares will become eligible to vest based on how the Company’s TSR performance ranks relative to the Index Group from the grant date through the date of the change of control (instead of through the three-year Performance Period), using the same zero to 200 percent scale described above (any such shares that become eligible to vest based the Company’s TSR performance as compared to the Index Group through the date of the change of control are referred to as “eligible shares”). A portion of the service-based condition will be considered satisfied as of the date of a change of control, and a pro-rated portion of the eligible shares (if any) will vest to reflect service through that date, with the remaining eligible shares vesting in equal quarterly installments thereafter over the balance of the original Performance Period, subject to the officer’s continued employment through each vesting date. Any shares eligible to vest based on the TSR performance are also subject to accelerated vesting if the officer’s employment terminates within three months before, or 18 months after, a change of control in a qualifying termination of employment, determined in accordance with the terms of his existing change of control and retention agreement.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 26, 2018	salesforce.com, inc.

/s/ Amy Weaver
Amy Weaver President, Legal, General Counsel and Secretary